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                                                                    EXHIBIT 15



PacifiCorp
700 N.E. Multnomah
Portland, Oregon


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PacifiCorp and subsidiaries for the periods ended March 31, 1994 and 1993 and June 30, 1994 and 1993, as indicated in our reports dated May 12, 1994 and August 11, 1994, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1994 and June 30, 1994, are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





DELOITTE & TOUCHE LLP

Portland, Oregon
October 13, 1994